                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                                Amendment No. 1


                              B-E Holdings, Inc.
                              ------------------
                               (Name of Issuer)



                             Class C Common Stock
                         ----------------------------
                        (Title of Class of Securities)



                                  055382-30-3
                       --------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                         (Continued on following pages)

                               Page 1 of 5 Pages

- -------------------------
CUSIP NO.
 055382-30-3
- ------------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     The Goldman Sachs Group, L.P.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only


- --------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

      Delaware
- --------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
Owned By        ---------------------------------
Each            6  Shared Voting Power
Reporting
Person With            0
                ---------------------------------
                7  Sole Dispositive Power

                       0
                ---------------------------------
                8  Shared Dispositive Power

                       0
                ---------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        0
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (11)

        0.0%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

        HC-PN
- --------------------------------------------------------------------------------

                               Page 2 of 5 Pages

- -------------------------
CUSIP NO.
055382-30-3
- -----------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Goldman, Sachs & Co.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

       New York
- --------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
Owned By        ---------------------------------
Each            6  Shared Voting Power
Reporting
Person With            0
                ---------------------------------
                7  Sole Dispositive Power

                       0
                ---------------------------------
                8  Shared Dispositive Power

                       0
                ---------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        0
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (11)

        0.0%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

        BD-PN-IA
- --------------------------------------------------------------------------------

                               Page 3 of 5 Pages

Item 4.   Ownership.

    (a).  Amount beneficially owned:
          See the responses(s) to Item 9 on the attached cover pages(s).

    (b).  Percent of class:
          See the response(s) to Item 11 on the attached cover pages(s).

    (c).  Number of shares as to which such person has:

          (i)    Sole power to vote or to direct the vote:
                   See the response(s) to Item 5 on the attached cover page(s).

          (ii)   Shared power to vote or direct the vote:
                   See the response(s) to Item 6 on the attached cover page(s).

          (iii)  Sole power to dispose or to direct the disposition of:
                   See the response(s) to Item 7 on the attached cover page(s).

          (iv)   Shared power to dispose or to direct the disposition of:
                   See the response(s) to Item 8 on the attached cover page(s).

Item 5.   Ownership of Five Percent or Less of a Class

          December 21, 1994

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 4 of 5 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 9, 1995


                                           THE GOLDMAN SACHS GROUP, L.P.


                                           By:__________________________________
                                           Name:   Richard Friedman
                                           Title:  General Partner



                                           GOLDMAN, SACHS & CO.


                                           By:__________________________________
                                           Name:   Richard Friedman
                                           Title:  General Partner

                               Page 5 of 5 Pages

                                                                      APPENDIX A

                           SECURITIES AND EXCHANGE
                                  COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2


                              B-E Holdings, Inc.
                              ------------------
                               (Name of Issuer)



                             Class C Common Stock
                         ----------------------------
                        (Title of class of securities)



                                  055382-30-3
                       --------------------------------
                                (CUSIP number)



Check the following box if a fee is being paid with this statement X. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See rule 13d-7.)



                       [Continued on following page(s)]

                              (Page 1 of 9 Pages)

CUSIP NO.
 055382-30-3
- --------------------------------------------------------------------------------
1.   Name of reporting persons
     S.S. or  I.R.S. Identification number of Above Persons
     The Goldman Sachs Group, L.P.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

                                         (a) _____
                                         (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only


- --------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

      Delaware
- --------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
Owned by        ---------------------------------
Each            6  Shared Voting Power
Reporting
Person With:           6,291,805
                ---------------------------------
                7  Sole Dispositive Power

                       0
                ---------------------------------
                8  Shared Dispositive Power

                       6,291,805

- --------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        6,291,805*
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

        40.5%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

        HC-PN
- --------------------------------------------------------------------------------

* The Class C Common shares are receivable upon the conversion of the Series B Convertible shares.

                              (Page 2 of 9 Pages)

CUSIP NO.
055382-30-3
- --------------------------------------------------------------------------------
1.   Name of reporting persons
     S.S. or I.R.S. Identification number of Above Persons
     Goldman, Sachs & Co.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

       New York
- --------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
Owned by        ---------------------------------
Each            6  Shared Voting Power
Reporting
Person With:           6,291,805

                ---------------------------------
                7  Sole Dispositive Power

                       0
                ---------------------------------
                8  Shared Dispositive Power

                       6,291,805
- --------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        6,291,805
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

        40.5%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

        BD-PN-IA
- --------------------------------------------------------------------------------

                              (Page 3 of 9 Pages)

Item 1(a).      Name of Issuer:
                B-E Holdings, Inc
                ---------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices: P.O. Box 500 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172
                ---------------------------------------------------------------

Item 2(a).      Name of Person Filing:

                The Goldman Sachs Group, L.P. and Goldman, Sachs & Co.

Item 2(b).      Address of Principal Business Office, or, if None, Residence:

                85 Broad Street
                New York, NY  10004
                ---------------------------------------------------------------

Item 2(c).      Citizenship:

                The Goldman Sachs Group, L.P. - Delaware
                Goldman, Sachs & Co. - New York
                ---------------------------------------------------------------

Item 2(d).      Title and Class of Securities:
                Class C Common Stock
                ---------------------------------------------------------------

Item 2(e).      CUSIP Number:
                055382-30-3
                ---------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a)X    Broker or dealer registered under Section 15 of the Act,

                        Goldman, Sachs & Co.

        (b)     Bank as defined in Section 3(a)(6) of the Act,

        (c)     Insurance Company as defined in Section 3(a)(19) of the Act,

        (d) Investment Company registered under Section 8 of the Investment Company Act,

                              (Page 4 of 9 Pages)

    (e)X Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940,

                Goldman, Sachs & Co.

    (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

    (g)X  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see
          Item 7,

                The Goldman Sachs Group, L.P.

    (h)   Group, in accordance with Rule 13d-1(b)(ii)(H).

Item 4.   Ownership.

    (a)   Amount beneficially owned:
          See the responses(s) to Item 9 on the attached cover page(s).

    (b)   Percent of class:
          See the response(s) to Item 11 on the attached cover page(s).

    (c)   Number of shares as to which such person has:

          (i)    Sole power to vote or to direct the vote:
                   See the response(s) to Item 5 on the attached cover page(s).

          (ii)   Shared power to vote or direct the vote:
                   See the response(s) to Item 6 on the attached cover page(s).

          (iii)  Sole power to dispose or to direct the disposition of:
                   See the response(s) to Item 7 on the attached cover page(s).

          (iv)   Shared power to dispose or to direct the disposition of:
                   See the response(s) to Item 8 on the attached cover page(s).


                              (Page 5 of 9 Pages)

Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          See Exhibit (2)

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable

Item 9.   Notice of Dissolution of Group.

          Not Applicable

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 7, 1994


                                           THE GOLDMAN SACHS GROUP, L.P.


                                           By: /s/ Richard A. Friedman
                                              ________________________________
                                           Name:   Richard A. Friedman
                                           Title:  General Partner



                                           GOLDMAN, SACHS & CO.


                                           By: /s/ Richard A. Friedman
                                              ________________________________
                                           Name:   Richard A. Friedman
                                           Title:  General Partner


                              (Page 6 of 9 Pages)

                               INDEX TO EXHIBITS

        Exhibit No.     Exhibit
        -----------     -------

               (1) Joint Filing Agreement, dated February 7, 1994, between The Goldman Sachs Group, L.P., and Goldman, Sachs & Co.

               (2)      Item 7 Information

                              (Page 7 of 9 Pages)

                                                                     EXHIBIT (1)

                            JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the shares of Class C Common Stock of B-E Holdings, Inc., and further agree to the filing of this agreement as an Exhibit and thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: February 7, 1994

THE GOLDMAN SACHS GROUP, L.P.          GOLDMAN, SACHS & CO.


By: /s/ Richard A. Friedman            By: /s/ Richard A. Friedman
    -----------------------                -----------------------
Name: Richard A. Friedman              Name: Richard A. Friedman
Title: General Partner                 Title: General Partner

                             (Page 8 of 9 Pages)

                                                                     EXHIBIT (2)

                              ITEM 7 INFORMATION

        Goldman, Sachs & Co. is a broker or dealer registered under Section 15 of the Act and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

                              (Page 9 of 9 Pages)